                                 PROXY STATEMENT
                                       FOR
                           FIRST SAVINGS BANK, F.S.B.
                                 801 PILE STREET
                            CLOVIS, NEW MEXICO 88101
                                 (505) 762-4417
                         ANNUAL MEETING OF STOCKHOLDERS
                                 April 26, 1996

This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of First Savings Bank, F.S.B. (hereinafter called FSB or the Bank) to be used at the Annual Meeting of Stockholders of FSB (hereinafter called the MEETING) which will be held at Clovis Community College's Town Hall, 417 Schepps Boulevard, Clovis, New Mexico, on Friday, April 26, 1996 at 9:00 a.m., local time. The accompanying Notice of Annual Meeting and this Proxy Statement are being first mailed to Stockholders on or about March 15, 1996.

                              REVOCATION OF PROXIES

Stockholders who execute Proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by such Proxies will be voted at the Meeting and all adjournments thereof. Proxies may be revoked by written notice to the Corporate Secretary of FSB or the filing of a later Proxy prior to a vote being taken on a particular proposal at the Meeting. A written notice of revocation of a Proxy should be sent to the Corporate Secretary, First Savings Bank, F.S.B., P.O. Box 1569, 801 Pile Street, Clovis, New Mexico 88101, and will be effective if received by the Corporate Secretary prior to the Meeting. A previously submitted Proxy will also be revoked if a Stockholder attends the Meeting and votes in person. Proxies solicited by the Board of Directors of FSB will be voted as directed by the Stockholder or, in the absence of such direction, Proxies will be voted "FOR" the nominees for Directors set forth herein, "FOR" the approval of the appointment of Robinson Burdette Martin & Cowan, L.L.P. as External Auditors and, as determined by a majority of the Board of Directors with respect to any other matter(s) coming before the Meeting. Proxies will not be voted with respect to the two vacant Director positions for which no nominee is named herein.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Stockholders of record as of the close of business on March 1, 1996, are entitled to one vote for each share then held. As of March 1, 1996, FSB had 695,698 shares of common stock issued and outstanding. With respect to the election of Directors, a Stockholder may, by properly completing the enclosed Proxy, vote in favor of all nominees or withhold his or her votes as to all nominees or as to specific nominees. Directors will be elected by the affirmative vote of a majority of the shares represented at the Meeting in person or by Proxy and entitled to vote in an election of Directors. Cumulative voting is permitted in the election of Directors, and allows a Stockholder to cumulate the total number of votes he or she may cast in the election of Directors and cast any number of those votes for one or more of the nominees. If a Stockholder desires to exercise such cumulative voting rights, the Stockholder must clearly state on his or her Proxy the intent to exercise those rights and vote accordingly. The persons voting the Proxies will have sole discretion in determining whether a Stockholder has clearly marked his or her Proxy with respect to cumulative or other voting, and if a Proxy is not clearly marked, the Stockholder will be contacted for clarification. Ratification of the Board of Directors hiring of Robinson Burdette Martin & Cowan, L.L.P. as the Bank's External

Auditors for the 1996 fiscal year will be by the affirmative vote of a majority of the shares represented at the Meeting in person or by Proxy and entitled to vote on the ratification of the External Auditors. All other matters properly coming before the Meeting will be decided by the affirmative vote of a majority of the shares represented at the Meeting in person or by Proxy and entitled to vote of such matters, except as otherwise required by law or by FSB's Charter or Bylaws. The votes will be counted by the inspectors appointed by the Board of Directors, who will determine, among other things, the number of votes necessary for the Stockholders to take action in accordance with the foregoing requirements and the votes withheld or cast for or against each matter. All properly executed Proxies and Ballots, regardless of the nature of the vote or absence of the vote indication thereon (but not including broker non-votes), will be counted in determining the number of shares represented at the Meeting. Abstentions clearly stated on a Proxy and broker non-votes will not be counted as affirmative votes, but the failure to give clear voting instructions on a Proxy (as opposed to clearly stating an intent to abstain from voting) will result in the Proxy being voted "FOR" the nominees for Directors identified herein and in favor of each of the other proposals set forth herein. A majority of the shares of the Bank entitled to vote, represented in person or by Proxy, shall constitute a quorum under the Bank's Bylaws.

Persons and groups owning in excess of 5% of FSB's common stock are required to file certain reports regarding such ownership pursuant to the Securities Exchange Act of 1934, as amended. Based upon such reports and upon FSB's stock ownership records and available information concerning non-objecting beneficial owners, management knows of the following persons who owned more than 5% of FSB's outstanding shares of common stock as of March 1, 1996. Ownership is direct unless otherwise specified. Shown below are the shares of common stock beneficially owned by all Executive Officers and Directors of FSB as a group as of March 1, 1996. Individual beneficial ownership of shares by FSB's Directors is set forth under "Proposal I - Election of Directors".

                                      Amount and Nature   Percent of Shares
Name and Address of                   of Beneficial       of Capital
Beneficial Owners                     Ownership (1)       Stock Outstanding(1)
-------------------                   -----------------   --------------------
Drs. Moss, Boese & Abshere              50,000 (2)          7.1870%
P.O. Box 1508
Clovis, NM 88101

Financial Focus, L.P.                   48,805 (4)          7.0152%
% T. Westray Battle, Jr.
250 Royal Palm Way, Suite 200
Palm Beach, Florida 33480

James F. Gibson                         49,923 (2) (3)      7.1759%
P.O. Box 84215
Vancouver, WA 98684

All Executive Officers                  78,586 (2)         10.9498%
and Directors as a
Group (9 persons)

(1) Shares of common stock subject to option currently exercisable, or exercisable within sixty (60) days, are deemed outstanding for computing the percentage of ownership of the person holding the options, but not deemed outstanding for computing the percentage of ownership of any other person.
(2) Includes shares owned by spouses of the named beneficial owners or as custodian or trustee for minor children, as to which shares the named individuals effectively exercise shared voting and investment power.

(3) Includes 4,123 shares beneficially held in the Bank's employee stock ownership plan which are allocated to Mr. Gibson. Such shares are voted by the Plan's trustee.

(4) Sole voting and sole dispositive power, as reported on Form 13D filed with the Office of Thrift Supervision by Financial Focus, L.P. FSB makes no representation as to the accuracy and completeness of such information.


                       PROPOSAL I - ELECTION OF DIRECTORS

The Board of Directors urges you to vote "FOR" the nominees for the Board of Directors described below. Proxies will be so voted unless Stockholders specify otherwise in their Proxies. Directors will be elected by an affirmative vote of a majority of the shares represented at the Meeting in person or by proxy and entitled to vote in the election of Directors.

At the Meeting, there will be five Director positions available to vote on. The Nominating Committee of the Board of Directors has nominated three incumbent Directors, Harry Eastham, Dr. Everett Frost, and Robert Chad Lydick to stand for re-election to fill three of the available positions with terms expiring in 1999. There are two additional positions open with terms expiring in 1997. The Nominating Committee of the Board of Directors was unable to locate qualified persons willing to stand for election to fill these two vacant positions at this time. Any persons nominated and elected, except the three current Directors, to fill any Director position will be subject to the approval of the Office of Thrift Supervision (OTS). In the event any Director is not approved by the OTS, the Board will attempt to fill the position with a qualified candidate.

Pursuant to the Bank's Bylaws (Article II, Section 14), nominations may be made by Stockholders to be voted upon at the Meeting if they are made in writing and delivered to the Corporate Secretary of the Bank at least five days prior to the date of the Meeting. Upon delivery, such nominations shall be posted in a conspicuous place in each office of the Bank. Ballots bearing the names of all persons nominated by the Nominating Committee (being the three current Directors listed above) and by Stockholders shall be provided for use at the Meeting. A Stockholder wishing to vote for a person nominated for Director by a Stockholder must attend the Annual Meeting and vote in person. Under Federal Securities regulations, as administered by the OTS, no Proxy shall confer authority to vote for the election of any person to any office for which a bona fide nominee is not named in the Proxy Statement.

Each of the current Directors standing for re-election has consented to being named in the Proxy Statement and to serve if elected. If any nominee is unable to serve, the shares represented by all valid Proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board knows of no reason why any named nominee might be unavailable to serve.

The following table sets forth for each nominee, for each Director continuing in office, and for each executive officer identified in the summary compensation table herein, such person's name, age, principal occupation(s) during the past five years, the year he/she first became a Director and the number of shares of FSB's Common Stock beneficially owned as of March 1, 1996. (Ownership is direct unless otherwise specified.)

                                                                UP FOR ELECTION

                                                                           YEAR                        AMOUNT
                                                                           FIRST                       AND             PER
                                                                           ELECTED OR                  NATURE OF       CENT
                       PRINCIPAL                                           APPOINTED      TERM TO      BENEFICIAL      OF
NAME           AGE     OCCUPATION                                          DIRECTOR       EXPIRE       OWNERSHIP       CLASS
               (1)     (2)                                                                (4)          (3)
------------------------------------------------------------------------------------------------------------------------------
Harry          58      Retired Supervisor of Maintenance                   1985           1999         1,500            .2156%
Eastham                for the A.T.& S.F. Railway Company



Dr. Everett    54      President of Eastern New Mexico University,         1992           1999         300              .0431%
Frost                  Portales, New Mexico since July 1991, and has
                       been associated with the University as an
                       administrator and/or professor since 1970



Robert         46      President of Lydick Engineers and Surveyors,        1987           1999         29,289          4.2100%
Chad                   Inc., Clovis, New Mexico                                                          (7)
Lydick

                                                               CONTINUING IN OFFICE

                                                                           YEAR                        AMOUNT
                                                                           FIRST                       AND             PER
                                                                           ELECTED OR                  NATURE OF       CENT
                       PRINCIPAL                                           APPOINTED      TERM TO      BENEFICIAL      OF
NAME           AGE     OCCUPATION                                          DIRECTOR       EXPIRE       OWNERSHIP       CLASS
               (1)     (2)                                                                             (3)
------------------------------------------------------------------------------------------------------------------------------
Ken            51      President and Chief Executive Officer of First      1991           1998         18,350          2.5747%
Huey, Jr.              Savings Bank since October, 1991 and Vice                                         (9)
                       President, Commercial Loan Officer and
                       Compliance Officer of the First National Bank
                       of Clovis from 1986 to 1991

Carl           71      Retired manager and majority stockholder of         1979           1998         14,541          2.0901%
Deaton                 C.B.S. Auto Recyclers and former owner of                                         (5)
                       Clovis Body Shop, Inc., located in Clovis, NM


Thomas W.      48      President of Tucumcari Springwater &                1994           1998          6,234           .8960%
Martin, III            Seed Co., Inc., since 1969 - DBA Taco Box                                         (8)
                       of Clovis and Portales, NM



Charles        59      President and majority stockholder                  1985           1997         3,025            .4348%
Guthals                of Guthals Co. Inc., a Clovis, New                                               (6)
                       Mexico nursery and landscaping
                       company.

(1)  As of December 31, 1995.

(2) Nominees and Directors have held these vocations or positions for at least five years, unless otherwise noted.

(3) Unless otherwise noted, all shares are owned directly by the named individuals or by their spouses and minor children, over which shares the named individuals effectively exercise sole or shared voting and/or investment power.

(4)  Assuming election or reelection at the Annual Meeting.

(5) Mr. Deaton has 10,536 shares held in the Deaton Family Trust, as to which Mr. Deaton shares voting and investment power with his spouse and four children. This also includes shared voting and investment power that Mr. Deaton may have over 4,005 shares owned by his brother, sister, first son and daughter-in-law, daughter, granddaughter and son-in-law and daughter and granddaughter.

(6) Includes 3,000 shares owned directly by Mr. Guthals and 25 shares which he owns indirectly as trustee for his daughter, over which he exercises joint voting and investment power.

(7) Mr. Lydick has shared voting and dispositive powers over all of these shares with his spouse and/or his father.

(8) Includes 4,234 shares owned by Tucumcari Springwater & Seed Co. Inc., which is controlled by Mr. Martin.

(9) Shares of common stock subject to option currently exercisable, or exercisable within sixty (60) days, are deemed outstanding for computing the percentage of ownership of the person holding the options, but not deemed outstanding for computing the percentage of ownership of any other person. The number of shares shown for Mr. Huey includes 17,000 shares under an option grant.


               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors conducts its business through meetings of the Board and through its committees. During the year ending December 31, 1995, the Board of Directors held twelve regular monthly meetings and five special called Board meetings. All Directors attended more than 75% of the total number of these monthly and special Board meetings and committee meetings of the Board on which they served, except Dr. Everett Frost.

FSB's Executive Committee is currently composed of Directors Ken Huey, Jr., Charles Guthals, Carl Deaton, Thomas W. Martin, III, and Robert Chad Lydick. This committee has regularly scheduled meetings and is also empowered to exercise the authority of the Board of Directors when the Board is not in session. During the year ending December 31, 1995, the Executive Committee held seventeen meetings.

FSB's Audit Committee, presently composed of Directors Carl Deaton, Harry Eastham, and Charles Guthals, is responsible for the review and evaluation of FSB's internal controls and accounting procedures and reviews FSB's audit reports with FSB's external independent auditors. During the year ending December 31, 1995, the Audit Committee met two times.

Ballots bearing the names of all persons nominated by the Nominating Committee and by Stockholders shall be provided for use at the Annual Meeting. FSB's Bylaws provide that the full Board of Directors is to act as a Nominating Committee for the annual selection of its nominees for election as Directors. The Board of Directors met twice in its capacity as the Nominating Committee during the year ending December 31, 1995. The Nominating Committee does not consider nominees recommended by Stockholders. Article II - Section 14 of FSB's Bylaws provides procedures for nomination of Directors by the Stockholders.
This article states that no nomination for Directors, except those made by the Nominating Committee, shall be voted upon at an Annual Meeting of Stockholders unless other nominations by Stockholders are made in writing and delivered to the Corporate Secretary of FSB at least five days prior to the date of the Annual Meeting. Upon delivery, such nominations shall be posted in a conspicuous place in each office of FSB. However, if the Nominating Committee shall fail or refuse to act at least 20 days prior to an Annual Meeting, nominations for Directors may be made at the Annual

Meeting by any Stockholder entitled to vote and shall be voted upon. The election of any Director other than those now serving will require the approval of the OTS.

FSB's Compensation Committee is composed of Directors Robert Chad Lydick, Harry Eastham, Dr. Everett Frost, and Ken Huey, Jr. This committee is responsible for reviewing salary administration. Actions taken or recommended by the committee are subsequently ratified by the Board of Directors. During the year ending December 31, 1995, the Compensation Committee held two meetings.


                             DIRECTORS' COMPENSATION

FSB pays Director's compensation of $300 per month to each Director, except Ken Huey, Jr., with an additional $250 paid to each Director, except Ken Huey, Jr., for attendance at a regular monthly Board Meeting. Aggregate payments, for all Directors, made pursuant to this policy in 1995 totaled $40,682. Ken Huey, Jr. is the only Director employed by the Bank, and has not received any Director's fees since becoming a Director in 1991. Currently, Directors employed by the Bank do not receive Directors' fees.


                               EXECUTIVE OFFICERS

KEN HUEY, JR., 51, has been employed by FSB since October 1991 as President and Chief Executive Officer. He also serves on the Bank's Board of Directors. From 1986 until 1991, he was a Vice President for First National Bank in Clovis, working primarily in Commercial Loans and Regulatory Compliance. From 1976 to 1986, he served as a Vice President and Loan/Compliance Officer for Western Bank of Clovis, New Mexico.

PAUL ELLIS, 52, has been employed by FSB since October 1991 as Executive Vice President and Chief Lending Officer. From 1987 until 1991, he was Vice President and Branch Manager for Western Commerce Bank in Hobbs, New Mexico. From 1978 to 1987, he worked as a Vice President and Senior Lending Officer for Western Commerce Bank in Carlsbad, New Mexico.

RODDY PEARCE, 45, has been employed by FSB since March 1989 as Vice President and Controller. In 1995 he also assumed duties of the Chief Operating Officer. From 1977 until 1989, he was Assistant Controller at Allsup's Convenience Stores where he had worked for eleven years.

                             EXECUTIVE COMPENSATION

The following table sets forth information regarding compensation paid by FSB to the Bank's Chief Executive Officer for services rendered during the three fiscal years ending December 31, 1995. No Executive Officer of FSB received salary and bonus compensation in excess of $100,000 during the fiscal year ended December 31, 1995.

-----------------------------------------------------------------------------------
                            SUMMARY COMPENSATION TABLE
-----------------------------------------------------------------------------------
     Annual Compensation                                    Long Term Compensation
                                                           ------------------------
                                                                    Awards
-----------------------------------------------------------------------------------
                                                              SAR's
                                                            Restricted  Securities
                                              Other Annual    Stock     Underlying
Name and Principal           Salary   Bonus   Compensation   Award(s)     Options
Position              Year     ($)    ($)(2)     ($)(1)        ($)          (#)
----------------------------------------------------------------------------------
Ken Huey, Jr.         1995   91,694   6,000      1,397        -0-         17,000
President and Chief   1994   84,000   3,000      9,773 (3)    -0-           -0-
Executive Officer     1993   80,000    -0-       1,140        -0-           -0-
----------------------------------------------------------------------------------

(1) FSB provides Mr. Huey with an automobile for both business and personal use, and Mr. Huey's allowance for the personal use of that automobile during 1995 was $897. and similar allowances were provided in 1994 and 1993. However, the aggregate amount of all perquisites and other personal benefits, including personal use of the automobile, is less than either $50,000 or 10% of Mr. Huey's total salary, and bonus as specified above.

(2) Bonus based on Bank's year-end 1994 and 1993 profits and performance, respectively.

(3) Includes $9,384 reimbursement for expenses paid by Mr. Huey in connection with the Stockholder Derivative Lawsuit described in the "Litigation" section of this Proxy Statement, in which Mr. Huey has received a Summary, Judgment in his favor releasing him from the lawsuit, pursuant to indemnification requirements.

The following table provides information regarding stock options granted to FSB's Chief Executive Officer during fiscal 1995. No Stock Appreciation Rights
(SARs) were granted during FISCAL 1995.

--------------------------------------------------------------------------------
                         OPTION GRANTS IN LAST FISCAL YEAR
--------------------------------------------------------------------------------
                                    Individual Grants
--------------------------------------------------------------------------------
             Number of Securities
              Underlying Options    % of Total Options   Exercise or
                   Granted         Granted to Employees   Base Price  Expiration
Name                 (#)              in Fiscal Year        ($/Sh)       Date
--------------------------------------------------------------------------------
Ken Huey, Jr.      17,000                 43.60              5.25      08-07-96
--------------------------------------------------------------------------------

The following table provides information as to stock options exercised (if any) by FSB's Chief Executive Officer during fiscal year ended December 31,
1995 and the value of the options held by the Chief Executive Officer on December 31, 1995.

-------------------------------------------------------------------------------------------------------------------
                            AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END
                                                 OPTION VALUES
-------------------------------------------------------------------------------------------------------------------
                                                   Number of Securities               Value of Unexercised
                                                  Underlying Unexercised             In-the-Money Options at
                                                   Options at FY-End (#)                 FY-End ($) (1)
                                            -----------------------------------------------------------------------
              Shares Acquired    Value
Name          on Exercise (#)  Realized ($)  Exercisable (#)  Unexercisable (#)  Exercisable ($)  Unexercisable ($)
-------------------------------------------------------------------------------------------------------------------
Ken Huey, Jr.       -0-            -0-           17,000             -0-              27,625              -0-
-------------------------------------------------------------------------------------------------------------------

(1) Represents the aggregate market value (market price of the common stock less the exercise price) of the options granted based upon the exercise price of the options ($5.25 per share with respect to 17,000 shares) and the average of the closing bid and asked prices of $6.875 per share of the common stock as reported on the NASDAQ System on December 29. 1995.

               EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
                      AND CHANGE-IN-CONTROL ARRANGEMENTS

Effective December 1, 1995, Kenneth J. Huey, Jr. entered into a two-year employment agreement to continue as President and Chief Executive Officer of the Bank. FSB may terminate the agreement at any time with or without cause. In the event the Officer is terminated without cause, the agreement provides that the terminated Officer receive compensation equal to said Officer's salary and employee benefits for the remainder of the term of the agreement. The total compensation upon departure, for any reason, will not exceed three times the Officer's average annual compensation, based on the five most recent taxable years. However, in the case of termination for cause, the Bank will only pay accrued salary and other vested benefits due said Officer as of the date of termination. The agreement provided for the granting of stock options, which are included in the "Executive Compensation" section of this Proxy Statement.

                             EMPLOYEE BENEFIT PLANS

FSB makes available to all employees who have reached the age of 21 and have been employed by FSB for one year a non-contributory profit sharing/employee stock ownership plan, which includes a contributory 401(k) plan qualified under Section 401 of the Internal Revenue Code of 1986.

PROFIT SHARING Plan. The Bank has a profit sharing/employee stock ownership plan for which substantially all employees are eligible. Effective January 1, 1989, the Bank amended its profit sharing plan to include an employee stock ownership plan (ESOP) and a 401(k) before-tax salary deferral feature which covers substantially all employees. Contributions, when made by the Bank may be made in the form of cash or in common stock of the Bank. Contribution amounts are based upon employee's compensation, but may not exceed maximum deductible limits for federal income tax purposes. No contributions were made in 1995. Employees are permitted (optional) to contribute under the 401(k) plan. Employees are 100% vested to the extent of employee contributions as soon as such contributions are made. The 401(k) plan before-tax salary deferred feature is matched by a FSB contribution at a minimum of 5% of employees' contributions. The maximum amount each employee could have contributed during 1995 was $9,240. FSB contributed 5% of employees' contributions for the 401(k) plan for the year ending December 31, 1995 for a total of $1,753. Executive Officers, as a group, received a total allocation of $234 of the amount contributed by FSB.

STOCK OPTION PLAN. Under the 1986 Stock Option and Incentive Plan (Plan) as amended, the Bank may grant Incentive and Non-Incentive Stock Options, as well as Stock Appreciation Rights (SARs) to Officers, Directors, key employees and other persons up to a maximum of 68,250 shares of the Bank's common stock. The Plan is administered by a committee of the Board of Directors. The Plan terminates in August 1996.

Under the provisions of the Plan, stock options have a term that is determined by the committee, but not to exceed ten years from the date of grant.
However, in the case of optionees who own in excess of 10% of the outstanding common stock of the Bank, the term of the stock option may not exceed five years. The aggregate fair market value of the Incentive Stock Options that any one person may be granted in any calendar year may not exceed $100,000. SARs, upon their exercise, entitle the SAR grantee to receive cash, common stock or a combination thereof, as the committee in its sole discretion shall determine, equal to the excess of the fair market value of the common stock on the date of exercise over the exercise prices of the SARs. As of December 31, 1995, no SARs had been granted under the Plan.

There were no stock options exercised during the three years in the period ended December 31, 1995. The committee has 12,809 shares of common stock available for future options.

                              TRANSACTIONS WITH FSB

There have been no transactions in excess of $60,000 between FSB and its Executive Officers, Directors, nominees for Director, and 5% stockholders and their respective immediate family members, which originated during the last two years. FSB has loans outstanding to certain of its Executive Officers, Directors, nominees for Director and 5% Stockholders which were originated more than two years ago, all of which have terms in accordance with applicable regulations and FSB's normal lending policies and none of which are in default.

All loans made by FSB to Directors, Officers, Employees, and related parties of FSB and its subsidiaries are made in accordance with Regulation "O" promulgated by the Federal Reserve Bank and FSB's normal lending policies.

In addition to the foregoing, FSB services certain loans involving various of its Executive Officers, Directors, nominee for Directors, and 5% Stockholders, and their respective immediate family members, for which FSB receives a servicing fee. However, FSB is not a party to such loans, but is merely the servicing agent for the holder of the loans.

                                   LITIGATION

On February 1, 1996, an Order of Dismissal was filed by the Court with respect to a certain derivative lawsuit (Derivative Lawsuit) filed on May 19, 1994 and amended on November 2, 1994. This derivative lawsuit was filed by two Stockholders, one of whom was a former Director of the Bank, alleging a number of intentional and negligent acts and omissions in the management of the Bank which allegedly resulted in damages and losses suffered by the Bank. The Court dismissed, with prejudice, all claims against all defendants (including Messrs. Eastham and Lydick, who are standing for re-election), except a former President, Chief Executive Officer, and Director (former President) of the Bank. A dismissal with prejudice means that the charges cannot be refiled. The Court also ordered the Plaintiffs to pay reasonable expenses, including attorneys' fees, to one of the Bank's former independent auditors. A notice of appeal was filed by the plaintiffs on March 1, 1996. The Bank cannot predict the outcome of the appeal.

If final judgment in their favor is received in the Derivative Lawsuit, certain of the current and former director defendants may make demand on FSB for indemnification of their legal expenses pursuant to OTS regulations. The disinterested members of the Bank's Board of Directors must approve said indemnification and give 60 days notice to the OTS of the Bank's intention to make such indemnification. No such indemnification shall be made if the OTS advises the Bank in writing, within the 60 day notice period, of its objection thereto. No demand for indemnification has been made by the remaining defendants.

With respect to the former President of the Bank, the Court dismissed the claims in the Derivative Lawsuit without prejudice in order to allow the Bank to pursue such claims in Federal Court. In May 1995, the Bank filed a lawsuit against the former President in the United States District Court for the District of New Mexico. In the lawsuit, the Bank asserts that the defendant engaged in fraudulent conduct and breached his duties of loyalty and care to the Bank, all of which resulted in losses and damages to the Bank. The Bank is seeking recovery of damages from the defendant in excess of $2.8 million, plus interest and punitive damages. The Bank's lawsuit against the former
President has not gone to trial and is not expected to do so until mid-year
1996.

              PROPOSAL II - RATIFICATION OF APPOINTMENT OF AUDITORS

The Board of Directors has heretofore hired Robinson Burdette Martin & Cowan, L.L.P., Independent Public Accountants, to be its External Auditors for the 1996 fiscal year, subject to ratification by FSB's Stockholders. A representative of Robinson Burdette Martin & Cowan, L.L.P., is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions.

During the 1995 fiscal year, Robinson Burdette Martin & Cowan, L.L.P. provided services to FSB in connection with its annual External Audit function. which included an examination of FSB's consolidated financial statements, assistance in preparation of reports filed on behalf of FSB with the OTS and meeting with FSB's Audit Committee relative to the Audit.

The Board of Directors recommends that Stockholders vote "FOR" the approval of the appointment of External Auditors.

                                  OTHER MATTERS

The Board of Directors is not aware of any business to come before the Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Meeting, it is intended that Proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the persons voting the Proxies.

                    COMPLIANCE WITH EXCHANGE ACT REQUIREMENTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Bank's Directors and Executive Officers, and persons who own more than 10% of a registered class of the Bank's equity securities to file with the OTS initial reports of ownership and reports of changes in ownership of equity securities of the Bank. Officers, Directors, and greater than 1O% Shareholders are required to furnish the Bank with copies of all Section 16(a) forms they file.

To the Bank's knowledge, based solely on review of the copies of such reports furnished to the Bank with respect to the fiscal year ended December 31, 1995, all Section 16(a) requirements applicable to Officers, Directors, and greater than 10% Shareholders were complied with, except as described in this paragraph.

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

Ken Huey, Jr. filed one report that contained an error in the number of shares of common stock he owns and one report twenty days late that reported options granted to him by the Bank. Paul Ellis, Executive Vice President of the Bank, filed one report twenty days late that reported options granted to him by the Bank.

                                  MISCELLANEOUS

The cost of solicitation of Proxies will be borne by FSB. In addition to solicitation by mail, Directors, Officers, and Employees of FSB may solicit Proxies personally or by telegraph or telephone without additional compensation.

All Stockholders of record as of the close of business on March 1, 1996 have been mailed FSB's Annual Report. Any Stockholder who has not received a copy of such Annual Report may obtain a copy by writing to FSB. Such Annual Report is not to be treated as a part of the Proxy solicitation material nor as having been incorporated herein by reference.

                              STOCKHOLDER PROPOSALS

In order to be eligiable for inclusion in FSB's Proxy materials for next year's Annual Meeting of Stockholders, any Stockholder proposal to take action at such meeting must be received by FSB's Main Office at 801 Pile Street, P.O. Box 1569, Clovis, New Mexico, 88101 no later than November 15, 1996. Any such proposals shall be subject to the requirements of the Proxy rules adopted under the Securities Exchange Act of 1934, as amended.


          BY ORDER OF THE BOARD OF DIRECTORS


          /s/ Kathy Allenberg
          ----------------------------------
          Kathy Allenberg
          Corporate Secretary


Clovis, New Mexico
March 15, 1996


                                   FORM 10-KSB

A COPY OF FIRST SAVINGS BANK'S FORM 10-KSB FOR THE FISCAL YEAR ENDING DECEMBER 31, 1995, AS FILED WITH THE OFFICE OF THRIFT SUPERVISION WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO KATHY ALLENBERG, CORPORATE SECRETARY, FIRST SAVINGS BANK, F.S.B., P.O. BOX 1569, 801 PILE STREET, CLOVIS, NEW MEXICO 88101.

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